SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT

TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported) April 23, 2007(April 13, 2007)

PHOENIX FOOTWEAR GROUP, INC.

(Exact Name of Registrant as Specified in Its Charter)

Delaware

(State or Other Jurisdiction of Incorporation)

001-31309	15-0327010
(Commission File Number)	(IRS Employer Identification No.)

5840 El Camino Real, Suite 106, Carlsbad, CA	92008
(Address of Principal Executive Offices)	(Zip Code)

(760) 602-9688

(Registrant’s Telephone Number, Including Area Code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

INFORMATION TO BE INCLUDED IN THE REPORT

Section 5	Corporate Governance and Management

Item 5.02	Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers

(c) On April 17, 2007, Phoenix Footwear Group, Inc. (the “Company”) appointed Cathy B. Taylor as Chief Executive Officer, effective April 23, 2007. James Riedman, who serves as the Company’s Chairman of the Board of Directors and, since May 2006, served as the Company’s interim CEO, will continue in his role as Chairman.

Ms. Taylor, age 51 has over 25 years of executive and consulting experience in the retail footwear industry, of which 20 was with Cole Haan/Nike, Inc. She has served as a consultant to the Company since August 2006, in connection with its Tommy Bahama and H.S. Trask product lines, through the firm she founded in 2005, CBT Brand Consulting. From 2004 to 2005, she was a managing director of Herbert Mines Associates, an executive search firm, where she focused on the luxury products market. From 2001 to 2003, Ms. Taylor served as President & CEO of Wenger North America, the maker of the ‘Genuine Swiss Army Knife,’ where she led the company, upon recruitment by its Board of Directors, following its LBO. From 1999 to 2000, she served as CEO of Vivre, Inc., a luxury catalog and internet retailer. Prior to that, while with Cole Haan, and Nike, Inc., following its acquisition of Cole Haan, she held a series of positions including Vice President of Retail, Executive Vice President, and President & Chief Executive Officer of Cole Haan (a division of Nike, Inc.). In these roles she developed and implemented global branding, marketing, sourcing and sales strategies.

In her role as a consultant to the Company since August 2006, Ms. Taylor worked to help restructure and reposition the Tommy Bahama footwear, H.S. Trask and accessories lines. In consideration for these services, she received $784,000 in fees and expenses under a consulting agreement with the Company. The consulting agreement ended effective April 22, 2007. Ms. Taylor has no family relationship with any executive officer or director of the Company.

The Company and Ms. Taylor have entered into an employment agreement, effective April 23, 2007, in connection with her appointment as Chief Executive Officer.

The following is a summary of the employment agreement, which is qualified in its entirety by the actual terms of the agreement, which is attached as Exhibit 10.1 to this Current Report on Form 8-K.

•	The effective date of employment is April 23, 2006.

•	The term of employment is five years which, if not earlier terminated, will renew in successive one-year increments.

•	The annual base salary is $550,000, with increases subject to the sole discretion of the Board of Directors based on performance and salary review.

•

Ms. Taylor is entitled to an annual bonus of up to 120% of annual salary, based on the financial performance targets for six of the Company’s brands: Tommy Bahama, Trotters, SoftWalk and Chambers, Trask and American Red Cross.

•

Ms. Taylor is entitled to moving and temporary livings expenses, as specified in the agreement, and reimbursement, vacations and medical insurance and other benefits, commensurate with other senior-level executives.

•

Ms. Taylor is entitled to an award of performance-based deferred stock awards under the Company’s 2001 Long Term Incentive Plan, covering up to 420,000 shares of the Company’s common stock. The performance criteria provide for the vesting of these shares based upon the Company and certain of its brands meeting financial performance measures on a trailing 12 month basis and Ms. Taylor implementing organizational development initiatives during her employment term, or, as an alternative, the vesting upon the Company’s stock price closing above $23 per share for 60 consecutive trading days.

•	Ms. Taylor is obligated to abide by non-competition, non-solicitation and confidentiality provisions.

•	Ms. Taylor’s employment is terminable for any reason by the Company, with or without cause, at any time.

•

Upon termination without cause or at any time by Ms. Taylor for good reason, Ms. Taylor is entitled severance of continued annual salary payments for 18 months for termination prior to April 15, 2008, and 12 months for termination thereafter. She is also entitled to a pro rated portion of any bonus earned, if terminated during the last four months of a fiscal year. Additionally, if the termination is by her with good reason, or by the Company without cause, following a change of control, as defined in the agreement, all unvested performance-based deferred stock awards not previously forfeited vest. Lastly, she is entitled to severance of six months of continued salary payments it either party fails to renew the agreement following the initial five year term, or the successive one year terms thereafter

•	Ms. Taylor is entitled to be appointment to the Company’s Board of Directors and thereafter nominated annually for continued election to the Company’s Board of Directors.

(d) On April 23, 2007, pursuant to the terms of Ms. Taylor’s employment agreement, the Company’s Board of Directors elected her as director of the Company. The information contained in the third paragraph of Item 5.02(c) of this Current Report on Form 8-K is incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits

•	Exhibit 10.1—Employment Agreement dated April 6, 2007 between Phoenix Footwear Group, Inc. and Cathy Taylor

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PHOENIX FOOTWEAR GROUP, INC.

Date: April 23, 2007	By:	/s/ Kenneth E. Wolf
	Name:	Kenneth E. Wolf
	Title:	Chief Financial Officer

Exhibit Index

Exhibit No.
Exhibit 10.1	Employment Agreement dated April 6, 2007 between Phoenix Footwear Group, Inc. and Cathy Taylor